Exhibit 99.1

NEWS RELEASE

Company Contact:

Gastar Exploration Ltd.

J. Russell Porter, Chief Executive Officer

713-739-1800 / rporter@gastar.com

Investor Relations Counsel:

Lisa Elliott / Anne Pearson

DRG&E : 713-529-6600

lelliott@drg-e.com / apearson@drg-e.com

Gastar Exploration Announces Restatement of First Quarter 2010 Earnings and

March 31, 2010 Financial Statements Related to Unrealized Hedge Derivative Gain

Earnings Increased $9.4 million

HOUSTON, July 29, 2010 – Gastar Exploration Ltd. (NYSE Amex: GST) announced today that its Condensed Consolidated Balance Sheet, Statement of Operations, and Statement of Cash Flows as of and for the three months ended March 31, 2010 should be restated due to an understatement of its commodity derivative assets and unrealized natural gas hedge gain as of the end of and for such period. The Company will file an amendment to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 to reflect these revisions.

As of and for the three months ended March 31, 2010, the current receivables from commodity derivative contracts, the long-term receivables from commodity derivative contracts and the unrealized natural gas hedge gain were understated by $1.9 million, $7.5 million and $9.4 million, respectively, and total equity was understated by $9.4 million. The adjustments have no impact on the Company’s net cash provided by operating activities or on any other aspect of the Company’s business, nor will it impact any of the Company’s previously issued financial statements other than as described herein.

The following tables display the Company’s restated Condensed Consolidated Balance Sheet, Statement of Operations and Statement of Cash Flows as of and for the three months ended March 31, 2010 to appropriately reflect the adjustments to the commodity derivative assets and the unrealized natural gas hedge gain:

Condensed Consolidated Balance Sheet

	As of March 31, 2010
	As Reported	Adjustment	Restated
	(in thousands)
CURRENT ASSETS:
Receivables from commodity derivative contracts	$8,499	$1,918	$10,417
Total current assets	104,757	1,918	106,675
OTHER ASSETS:
Receivables from commodity derivative contracts	$4,564	$7,448	$12,012
Total other assets	5,382	7,448	12,830
TOTAL ASSETS	$284,259	$9,366	$293,625
SHAREHOLDERS' EQUITY:
Accumulated deficit	$(119,668)	$9,366	$(110,302)
Total shareholders’ equity	165,642	9,366	175,008
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$284,259	$9,366	$293,625

Condensed Consolidated Statement of Operations

	For the Three Months Ended March 31, 2010
	As Reported	Adjustment	Restated
	(in thousands, except per share data)
REVENUES:
Unrealized natural gas hedge gain (loss)	$12	$9,366	$9,378
Total revenues	6,770	9,366	16,136
INCOME (LOSS) FROM OPERATIONS	$(2,003)	$9,366	$7,363
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	$(822)	$9,366	$8,544
NET INCOME (LOSS)	$27	$9,366	$9,393
NET INCOME (LOSS) PER SHARE:
Basic	$0.00	$0.19	$0.19
Diluted	$0.00	$0.19	$0.19

Condensed Consolidated Statement of Cash Flows

	For the Three Months Ended March 31, 2010
	As Reported	Adjustment	Restated
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$27	$9,366	$9,393
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Unrealized natural gas hedge (gain) loss	$(12)	$(9,366)	$(9,378)
Net cash provided by operating activities	$7,370	$—	$7,370

About Gastar Exploration

Gastar Exploration Ltd. is an independent company engaged in the exploration, development and production of natural gas and oil in the United States. Our principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on prospective deep structures identified through seismic and other analytical techniques as well as unconventional natural gas reserves, such as shale resource plays. We are pursuing natural gas exploration in the deep Bossier gas play in the Hilltop area in East Texas and the Marcellus Shale in West Virginia and central and southwestern Pennsylvania. We also conduct coal bed methane development activities within the Powder River Basin of Wyoming and Montana. For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may”, “expects”, “projects”, “anticipates”, “plans”, “believes”, “estimate”, “will”, “should”, and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risk inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or third party consents; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

The NYSE Amex LLC has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

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